Exhibit 10.1
WEST DOUGLAS
PARTICIPATION AGREEMENT
     THIS WEST DOUGLAS PARTICIPATION AGREEMENT (this “Agreement”) is dated June 25, 2007, by and among RED TECHNOLOGY ALLIANCE, LLC, a Delaware limited liability company (“RTA”), and AMERICAN OIL & GAS, INC., a Nevada corporation (“AOGI”) and NORTH FINN, LLC, a Wyoming limited liability company (“North Finn”) (AOGI and North Finn may be referred to collectively herein as “Company”). RTA and Company may be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS:
     WHEREAS, Company holds or will hold certain leasehold interests in the Project Area (as hereinafter defined) and desires to convey certain rights and interests therein to RTA in exchange for RTA’s participation in the development thereof; and
     WHEREAS, RTA desires to participate in the development of the Project Area and acquire interests therein, pursuant to the terms of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, conditions and agreements herein contained, the sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms and References. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings given:
          “Additional Fort Union Test Wells” shall have the meaning assigned to such term at Section 2.3.
          “Affiliate” means, with respect to any Person, any other Person controlling or controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct the management and policies of another, whether by ownership of voting securities, contract or otherwise. With respect to a corporation, partnership or limited liability company, control is conclusively deemed to exist where a Person owns fifty percent (50%) or more of the voting stock in such corporation or of the voting interest as a partner in such partnership or as a member of such limited liability company. In addition to the foregoing, for purposes of this Agreement, Halliburton Energy Services, Inc. is an Affiliate of RTA.
          “Agreement” has the meaning assigned to such term in the Preamble.
          “AMI” means the lands located within and coincident with the Project Area as depicted on the plat attached hereto as Exhibit A and made a part hereof for all purposes.
          “AOGI” shall have the meaning assigned to such term in the Preamble, and includes AOGI’s successors and assigns.

          “Business Day” means any day other than a Saturday, a Sunday, or a day on which the United States Postal Service is not scheduled to deliver ordinary first class mail.
          “Company” shall have the meaning assigned to such term in the Preamble, and includes both AOGI and North Finn, or either of them, and their respective, successors and assigns.
          “Confidential Information” has the meaning assigned to such term at Section 10.1.
          “Dakota Formation” means that hydrocarbon bearing zone encountered between depths of 13,875 feet and 13,937 feet (electric log measurements) as found in the State of Wyoming #1 well, located in Section 16, Township 34 North, Range 74 West, Converse County, Wyoming, or the stratigraphic equivalent thereof.
          “Effective Date” means March 23, 2007.
          “Federal Test Leases” means, notwithstanding any other federal leases shown on Exhibit B-1, only (i) Lease WYW-142289 granted by the United States of America, as lessor, to Rosita S. Trujillo, as lessee, dated effective July 1, 1997 and covering all of Section 21, Township 34 North, Range 74 West, and (ii) Lease WYW-142290, granted by the United States of America, as lessor, to Rosita S. Trujillo, as lessee, dated effective July 1, 1997 and covering all of Section 10, Township 34 North, Range 74 West, together with other lands.
          “First Fort Union Test Well” shall have the meaning assigned to such term at Section 2.2.
          “Fort Union Formation” means that hydrocarbon bearing zone encountered between depths of 1250 feet and 2850 feet (electric log measurements) as found in the State of Wyoming #1 well, located in Section 16, Township 34 North, Range 74 West, Converse County, Wyoming, or the stratigraphic equivalent thereof.
          “Fort Union Wells” means, collectively, the First Fort Union Test Well and the Additional Fort Union Test Wells.
          “January 2007 Agreement” means that certain Participation Agreement, dated January 17, 2007, entered by and among the Parties and concerning the Fetter Project. (as referenced therein).
          “Leases” means all oil, gas and/or mineral leases within the Project Area in which Company, or either of them, owns an interest on the Effective Date; individually, a “Lease”.
          “Material Contracts” means those agreements set forth at Schedule II hereto.
          “Mowry Formation” means that hydrocarbon bearing zone encountered between depths of 13,565 feet and 13,743 feet (electric log measurements) as found in the State of Wyoming #1 well, located in Section 16, Township 34 North, Range 74 West, Converse County, Wyoming, or the stratigraphic equivalent thereof.
          “North Finn” shall have the meaning assigned to such term in the Preamble, and includes North Finn’s successors and assigns.

          “OAC” means the operations advisory committee created by the Parties pursuant to Section 6.4 of this Agreement.
          “Oil and Gas Interests” means any nature of interest in oil and/or gas rights, including, but not limited to, a mineral interest, royalty interest, overriding royalty interest, leasehold interest or related personal property interest, or any combination thereof, BUT EXCLUDING the Leases.
          “Operating Agreement” means that certain form of 1989 AAPL Model Form Operating Agreement, attached hereto and made a part hereof as Exhibit C.
          “Operator” means North Finn as operator in accordance with the applicable Operating Agreement.
          “Party” or “Parties” shall have the meaning assigned to such term in the Preamble.
          “Person” means any individual, governmental agency, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, or other entity or organization.
          “Project Area” means those lands known by the Parties as the “West Douglas Project”, as depicted on that plat attached hereto as Exhibit A and made a part hereof for all purposes, and includes, without limitation, the Leases set forth at Schedule I hereto.
          “Project Area Operations” has the meaning given at Section 6.4(a).
          “RTA” shall have the meaning assigned to such term in the Preamble, and includes RTA’s successors and assigns.
          “Sims 15-26 Well” is the “Initial Test Well” as defined in the January 2007 Agreement, as further described in Section 2.1.
          “State Test Lease” means, notwithstanding any other state leases shown on Exhibit B-1, only Lease 02-00030 granted by the State of Wyoming, as lessor, to John P. Ellbogen, II, as lessee, dated effective April 2, 2002, and covering all of Section 16, Township 34 North, Range 74 West.
          “Tax Partnership Agreement” has the meaning given at Section 6.1.
          “Third Party” means a Person who is neither a Party nor an Affiliate of a Party.
          “Well Costs” means the costs and liabilities incurred in connection with drilling, testing and completing a well, including, but not limited to, plugging and abandoning costs if the well is completed as a dry hole and the costs of equipping the well for production if it is completed as a producer.
          “West Douglas Well” has the meaning given in Section 2.5.

     1.2 In this Agreement, unless the context or an express provision otherwise requires:
          (a) Headings and underlining are for convenience only and do not affect the interpretation of this Agreement.
          (b) Words importing the singular include the plural and vice versa.
          (c) A reference to an article, section or clause is a reference to that article, section or clause of this Agreement.
          (d) A reference to an exhibit or schedule is a reference to an exhibit or schedule to this Agreement. All schedules and exhibits attached to or referred in this Agreement are incorporated into this Agreement for all purposes. Reference to this “Agreement” includes all agreements and instruments attached as schedules or exhibits to this Agreement and/or executed in connection with the transactions contemplated by this Agreement.
          (e) References, including use of a pronoun, shall include, where applicable, masculine, feminine, singular or plural individuals or legal entities.
ARTICLE II
PARTICIPATION; ASSIGNMENTS OF INTERESTS
     2.1 Sims 15-26 Well. Pursuant to the Parties’ agreement, and notwithstanding Section 2.1 of the January 2007 Agreement, RTA has drilled the Sims 15-26 Well vertically into the Dakota Formation and has obtained a minimum of 30 feet of core in the Mowry Formation. The Parties have agreed that any and all reservoir data acquired during the course of drilling the Sims 15-26 Well may be used by RTA or Company to evaluate the Project Area under this Agreement and/or the Fetter Project under the January 2007 Agreement.
     2.2 First Fort Union Test Well. On or about April 8, 2007, Company commenced drilling operations on that certain Fort Union Formation test well located on lands covered by the State Test Lease and identified as the State #7-16-34-74 Well (the “First Fort Union Test Well”). Company represents and warrants that the commencement of such drilling operations was sufficient to extend the term of the State Test Lease to April 1, 2008. In part consideration of Company entering this Agreement, RTA, within thirty (30) days after receiving an invoice therefor, shall pay to Company an amount equal to 50% of Company’s aggregate Well Costs incurred with respect to the First Fort Union Test Well. In the event RTA elects to drill the West Douglas Well in accordance with Section 2.5, and the First Fort Union Test Well is completed as a producer (whether or not in paying quantities), Company shall assign to RTA a 50% working interest in the First Fort Union Test Well and in the regulatory spacing unit allocated thereto, which assignment shall be effective as of the date the well is completed as a well capable of production. The obligation of RTA to reimburse to Company 50% of its aggregate Well Costs incurred for the First Fort Union Test Well is unconditional and does not depend upon whether RTA receives an assignment of working interest therein.

     2.3 Additional Fort Union Test Wells. Company shall commence drilling operations on two (2) additional Fort Union Formation test wells in the Project Area (the “Additional Fort Union Test Wells”), which wells shall be located on the Federal Test Leases. The Additional Fort Union Test Wells shall be drilled in a manner believed to be sufficient to extend the terms of each of the Federal Test Leases to at least June 30, 2009. In accordance with Section 2.5 below, (a) if RTA has asserted its election on or before June 30, 2007, to drill the West Douglas Well, or (b) if RTA has not asserted an election by June 30, 2007, but RTA’s option to drill the West Douglas Well is still available at that time, then RTA shall pay to Company an amount equal to 50% of Company’s aggregate Well Costs incurred with respect to the Additional Fort Union Test Wells. In such event, and provided the Additional Fort Union Test Wells, or either of them, are completed as a producer (whether or not in paying quantities), Company shall assign to RTA a 50% working interest in each producing Additional Fort Union Test Well and in the regulatory spacing unit(s) allocated thereto, which assignment(s) shall be effective as of the date the respective well is completed as a well capable of production. If, subsequent to June 30, 2007, RTA elects not (or is deemed not to have elected) to drill the West Douglas Well, RTA nonetheless shall reimburse to Company 50% of its aggregate Well Costs incurred for the Additional Fort Union Test Wells.
     2.4 Failure to Commence Test Wells. If the First Fort Union Test Well or either of the Additional Fort Union Test Wells is not commenced in accordance with Section 2.2 and Section 2.3 hereof, RTA, in its sole discretion, may terminate this Agreement by providing advance written notice of such termination to Company. In such event, (a) this Agreement shall no longer be in force and effect, (b) the Parties shall be free of any further rights, liabilities or obligations under this Agreement (including any obligations to pay for or commence operations not yet begun), and (c) no Party shall have any further recourse against the other under this Agreement.
     2.5 Option to Drill West Douglas Well. Until September 14, 2007, RTA shall have the option to commit to drill a vertical test well (the “West Douglas Well”) into the Dakota Formation in the SW/4 NE/4 of Section 16, Township 34 North, Range 74 West, Converse County, Wyoming. If RTA does not notify Company in writing on or before September 14, 2007 of its election to commit to drill the West Douglas Well, then it shall be deemed to have elected not to commit to drill such well. The only penalty to RTA for failing to commit to drill the West Douglas Well shall be termination of its right to earn a portion of Company’s interest in the Project Area, including the forfeiture of its right to receive assignments of the Fort Union Wells as described in Sections 2.2 and 2.3. If RTA elects to commit to drill such well, it shall pay 100% of the Well Costs thereof; provided, however, the level of completion and equipping of the West Douglas Well shall be determined by RTA, in its sole discretion, based upon results seen in such well. RTA will perform such reservoir data acquisition on the well as it deems necessary, in RTA’s sole discretion, to determine whether a vertical completion is proper or whether a horizontal operation and completion should be undertaken. If RTA and the Company mutually agree that a horizontal operation and completion should be undertaken, the Company shall pay to RTA such amount as then may be mutually agreed as a contribution toward the increased cost of such horizontal operation and completion. If the Company and RTA fail to agree that a horizontal operation and completion should be undertaken or if they fail to agree on the amount to be paid by Company as a contribution toward the increased cost, then RTA shall drill, complete and equip the well, at its option, either as a vertical test well or as a horizontal test well, but in either event at the sole cost of RTA, without any contribution by Company.

     2.6 Well Commencement; Failure to Commence.
          (a) Subsequent to exercising its option to commit to drill the West Douglas Well, and subject to incidents of force majeure as described at Section 11.2, RTA shall cause actual drilling of the West Douglas Well to be commenced within forty-five (45) days of the date (i) all permits and other requisite regulatory approval is obtained for such well, (ii) applicable title has been approved by RTA, and (iii) an appropriate rig (in RTA’s sole opinion) is available, but in no event later than six (6) months following the effective date of the West Douglas Unit as approved and designated by the Bureau of Land Management (currently pending).
          (b) If, after committing to drill the West Douglas Well pursuant to Section 2.5, RTA fails to commence actual drilling of the West Douglas Well in accordance with Section 2.6(a), then (i) RTA’s right to earn a portion of Company’s interest in the Project Area shall be terminated, and (ii) RTA shall promptly pay One Million Dollars ($1,000,000.00) to Company as liquidated damages for its failure to commence drilling after committing to do so. Without limitation of Section 2.6(a), in the event RTA is prevented from commencing actual drilling of the West Douglas Well for reasons beyond its control (such as failure of drilling permit to timely issue, failure of title in the drillsite lease or other incidents of force majeure as described at Section 11.2), RTA shall not be liable to Company for such payment. For the avoidance of doubt, and subject to incidents of force majeure, this Section 2.6(b) shall be given effect ONLY IN THE EVENT RTA commits to drill the West Douglas Well and then fails to timely commence such drilling. At such time as RTA commences drilling of the West Douglas Well in accordance with Section 2.6(a), this Section 2.6(b) shall have no force or effect and RTA shall incur no liability hereunder.
     2.7 Substitute West Douglas Well. If in the drilling of the West Douglas Well, impenetrable substances or conditions, including the loss of the hole from mechanical difficulties, are encountered, which in the opinion of the OAC (applying the standard of a reasonably prudent operator operating under the same or similar conditions) would render further drilling impracticable or hazardous, and as a result, the West Douglas Well fails to encounter the Dakota Formation, RTA shall have the right and option, but not the obligation, to cause a substitute well or wells to be drilled, provided such substitute well (a) is commenced within ninety (90) days after release of the rig used in drilling the West Douglas Well or, if applicable, used in the drilling of the preceding substitute well and (b) is at or near the original location of the West Douglas Well. When drilling for said substitute well is commenced, said substitute well shall be regarded for all purposes hereunder as the West Douglas Well.
     2.8 Project Earning Rights. Upon drilling the West Douglas Well into the Dakota Formation (whether or not completed as a producer and whether or not a horizontal operation and completion is undertaken) and paying 100% of its Well Costs (but subject to Company’s reimbursement of Well Costs, as applicable, for horizontal operation and completion, as set forth in Section 2.5), RTA shall earn and receive an assignment of 50% of Company’s right, title and interest in such well and in the regulatory spacing unit allocated thereto. In addition, RTA shall earn and receive an assignment of an undivided 50% of Company’s right, title and interest in the Leases, to the extent not assigned pursuant to assignments made in accordance with Section 2.2, Section 2.3 and/or the first sentence of this Section 2.8. The assignments of rights in the West Douglas Well and in the Leases shall be effective as of the date the West Douglas Well is completed (either as a dry hole or as a well capable of production) and shall be subject to all applicable terms and conditions contained in the Material Contracts.
     2.9 Assignments of Interests. Upon RTA having earned the right to receive any assignment of interest from Company under this Agreement, RTA may request an assignment from Company, and Company, within fifteen (15) Business Days after such request, shall execute and deliver to RTA an assignment in form substantially the same as that attached hereto as Exhibit B-1 (Leases) or Exhibit B-2 (wells and related regulatory units), as applicable, which forms of assignment shall be completed to reflect the appropriate legal descriptions as to the interests conveyed, effective dates, and such other information as may be necessary to properly reflect the Parties’ intent under this Agreement; provided, however, if other forms of assignment are prescribed for the transfer of interests in governmental leases, then such prescribed forms shall be utilized. RTA shall submit the executed assignments for filing in the real property records in the county(ies) where the Project Area is located.
ARTICLE III
AREA OF MUTUAL INTEREST
     3.1 Rights in AMI. Upon RTA earning rights in the West Douglas Well and in the Leases, as set forth at Section 2.8, but effective as of and retroactive to March 24, 2007, the AMI shall be established by and among the Parties which shall then continue in effect until March 24, 2012. If either Party acquires any Oil and Gas Interests within the AMI during the time period that the AMI is in effect, the other Party shall have the option to acquire a 50% interest in the acquired Oil and Gas Interests in accordance with the further terms of this Article III. In addition, if RTA earns rights in the West Douglas Well and the Leases, it will then become subject to the area of mutual interest obligations contained in the Participation Agreement, as amended, dated effective April 4, 2005 by and among Red River Oil & Gas, LLC, Cohort Energy Company, and Company.
     3.2 Notice of Acquisition. On or before the later of (a) thirty (30) days following the date RTA earns rights in the West Douglas Well and in the Leases, in accordance with Section 2.8, or (b) thirty (30) days after a Party acquires any Oil and Gas Interests within the AMI, the acquiring Party shall give the other Party written notice thereof by certified mail (return receipt requested), courier or personal delivery. Simultaneous with such written notice, the acquiring Party also shall make available to the other Party for its examination all material information in the possession of the acquiring Party regarding such acquired Oil and Gas Interests, including, without limitation, costs, title, surveying, geological, and/or geophysical information.
     3.3 Election to Acquire Interests. Within thirty (30) days after receipt of such written notice from the acquiring Party, the Party receiving notice shall advise the acquiring Party whether or not it elects to exercise its option to acquire 50% of such acquired Oil and Gas Interests. Within thirty (30) days of making its election, as to all interests so acquired as to which the non-acquiring Party timely elects to participate, such non-acquiring Party shall reimburse the acquiring Party for its proportionate share of all actual costs and expenses incurred by the acquiring Party in acquiring such interests. Upon tender by the non-acquiring Party to the acquiring Party of such proportionate share of costs and expenses, the acquiring Party promptly shall deliver to the other Party an assignment transferring 50% of the acquired Oil and Gas Interests in a form substantially the same as that attached hereto as Exhibit B-1 or Exhibit B-2, as applicable, appropriately completed; provided, however, if other forms of assignment are prescribed for the transfer of interests in governmental leases, then such prescribed forms shall be utilized. RTA shall submit the executed assignments for filing in the real property records in the county(ies) where the acquired Oil and Gas Interests are located. If the non-acquiring Party (a) notifies the acquiring Party that it elects not to exercise its option, (b) fails to notify the acquiring Party in writing within the 30-day period as to whether or not it elects to exercise its option, or, (c) having notified the acquiring Party of its election to exercise such option, fails to timely make reimbursement for its share of the costs of such interests, then it shall be deemed that (i) the non-acquiring Party elected not to exercise its option to participate in the acquired Oil and Gas Interests, (ii) the acquiring Party, in its sole discretion, may retain such acquired Oil and Gas Interests or assign all or a portion thereof to an Affiliate or Third Party, and (iii) such acquired Oil and Gas Interests shall no longer be subject to the AMI or this Agreement.
     3.4 No Reservations. Assignments of Oil and Gas Interests in the AMI by an acquiring Party to the other Party shall be made without reservation to the assignor of overriding royalty, net profits interest, production payment or any other similar burden or encumbrance, but shall be subject to all applicable Material Contracts.
ARTICLE IV
PROJECT DUE DILIGENCE AND MAINTENANCE
     4.1 Company’s Interests; RTA Due Diligence. Without limitation of Section 5.2 below, RTA acknowledges that, prior to its execution of this Agreement, it has been provided reasonable access to Company’s lease records for purposes of conducting customary due diligence evaluation of the Leases, and such due diligence of RTA confirms those interests of Company as set forth at Schedule I hereto.
     4.2 Lease Maintenance. Without limitation of any other warranty, representation or covenant of Company set forth in this Agreement, Company covenants and agrees that Company has used and will use its best efforts to: (a) timely pay rentals for Leases; (b) extend any Leases that are near the end of their respective terms; (c) obtain drilling and other requisite permits necessary for the development of the Leases; (d) comply with all applicable government regulations and requirements; and (e) take such other actions as are necessary to maintain the Leases in full force and effect. Company will not, however, be liable to RTA for failure to timely pay any necessary rental, minimum royalty or shut-in royalty UNLESS such failure arises out of Company’s gross negligence or willful misconduct.

ARTICLE V
NET REVENUE; REPRESENTATION OF INTERESTS
     5.1 Net Revenue Interest. All assignments of interests to which RTA is entitled under this Agreement (including, but not limited to, assignments of Oil and Gas Interests in the AMI) shall be made without reservation by Company of overriding royalty, net profits interest, production payment or any other similar burden or encumbrance, and, without limitation, shall deliver to RTA its proportionate share of the Company’s net revenue interest (after giving effect to any overriding royalty assignments required to be made under the terms of the Material Contracts) as of the Effective Date.
     5.2 Represented Interests. Company represents (without warranty of title) that (a) all Leases are set forth and described at Schedule I hereto and (b) without limitation of Section 5.1 above, to the best of its knowledge and belief, it owns all of the working interest in the net acres (shown under column heading “Net Acs”) set forth at Schedule I hereto and all of the net revenue interest (under column heading “NRI”) related thereto as shown on said Schedule I. Further, Company represents that, to the best of its knowledge and belief, it will be able to convey to RTA record title to the Leases, including, but not limited to, the Fort Union Wells and the West Douglas Well, in accordance with the terms and conditions of this Agreement.
ARTICLE VI
PROJECT AREA OPERATIONS
     6.1 Operations. All operations in the Project Area, unless subject to a federal unit operating agreement (as discussed below) or other existing operating agreement, shall be conducted in accordance with the terms and conditions of an Operating Agreement, the form of which is attached hereto as Exhibit C. Should the West Douglas Unit (federal exploratory unit) or other federal unit be formed in the Project Area, the Parties agree that the related federal unit operating agreement shall incorporate, to the extent practical, the terms and conditions of the Operating Agreement. All operations conducted by or among the Parties in the Project Area shall be subject to a single tax partnership governed by the tax partnership agreement attached hereto as Exhibit D (the “Tax Partnership Agreement”). The Tax Partnership Agreement shall be incorporated by reference into each Operating Agreement or, as applicable, by ratification of an existing operating agreement or of a federal unit operating agreement (provided that third parties to any such agreements shall not be parties to the Tax Partnership Agreement). The Parties agree that Operator may contract with a Third Party to perform the functions of the “Tax Preparing Partner” (as described in the Tax Partnership Agreement) and may charge the actual costs incurred under such contract to the “Joint Account” under the applicable operating agreement. The “Contract Area” as defined in each unique Operating Agreement shall be the regulatory spacing unit for the “Initial Well” (as defined in such Operating Agreement) drilled under such Operating Agreement, which Operating Agreement will be signed before the spud of each “Initial Well”. Without limitation, the Operator shall maintain the applicable leases for the benefit of all Parties (including, but not limited to, payment of lease royalties, which shall be expressly provided in the JOA) according to their proportionate interests. Further, the JOA shall provide that, in the event RTA elects not to take its production “in kind”, RTA shall have the option to cause Operator to market such production for the benefit of RTA (a) without imposition by Operator of a marketing fee or other similar cost to RTA (except RTA’s pro rata share of any direct and actual costs or fees incurred by Operator in the ordinary course of marketing such production, but excluding general and administrative costs) and (b) on terms and conditions no less favorable that those obtained by or on behalf of Operator in marketing its own production from the same wells, EXCEPT, if, as of the date RTA requests Operator to market such production, Operator already is subject to the terms of a Third Party marketing agreement covering such wells and is unable to obtain as favorable terms and conditions with such Third Party for the benefit of RTA, then Operator shall market RTA’s production on such terms and conditions that Operator believes in good faith to be reasonable under the circumstances. Except as otherwise expressly set forth herein, the development and maintenance of the Project Area shall be governed by this Agreement, the Leases, and the applicable operating agreements. In the event of a conflict between the terms of this Agreement and the terms of any operating agreement, the terms of this Agreement shall prevail.
     6.2 Well Proposals.
          (a) Any Party who desires to propose the drilling of a well in the Project Area shall submit such proposal in writing to the other Parties hereto, UNLESS such proposed well is already subject to the terms of another operating agreement (in which event, such other operating agreement shall control), AND EXCLUDING, without limitation, those wells anticipated at Article II herein. Each Party to whom such written proposal is delivered shall have thirty (30) days from receipt of the written proposal to notify the proposing Party as to whether it elects to participate; a Party’s failure to respond within such 30-day period shall be deemed an election not to participate. At such time as the Parties have elected to participate or not participate, as the case may be, in the proposed well, the participating Parties shall sign an Operating Agreement (with the proposed well being the “Initial Well”), all as anticipated pursuant to Section 6.1 above, and the terms of this Section 6.2(a) thereafter shall be superseded by such Operating Agreement. Notwithstanding the foregoing, the Parties agree that, should any Party hereto elect not to participate in the proposed well, such non-participating Party, within thirty (30) days of the completion of such well (whether completed as a dry hole or as a producer), shall relinquish and assign to the participating Party(ies), without creating or reserving any new burdens on production, all of its right, title and interest in the regulatory spacing unit allocated thereto, BUT LIMITED to a depth of one hundred feet (100’) below the stratigraphic equivalent of the deepest depth drilled in such well.
          (b) Notwithstanding (a) above, no more than two drilling rigs will be engaged in drilling within the Project Area at the same time, unless all Parties otherwise agree. Consequently, no Party may make a proposal for a new well under (a) above, or under any Operating Agreement, if such proposal would, after giving priority to pending or previously approved well proposals, require the use of a third drilling rig in the Project Area, unless all Parties agree in advance to consider such proposal.
     6.3 Operator. North Finn, as Operator, shall operate each of the First Fort Union Test Well, the Additional Fort Union Test Wells and the West Douglas Well. North Finn agrees not to resign as Operator and/or vote in favor of its removal or replacement as Operator without first obtaining RTA’s written consent UNLESS such resignation, removal or replacement arises in connection with the allowed assignment of all of North Finn’s interests in the Leases and Project Area to a Third Party.

     6.4 Operations Advisory Committee.
          (a) The OAC shall consist of a voting membership appointed by RTA (as to 50% of such voting members) and Company (as to 50% of such voting members). The voting members shall appoint such other non-voting temporary or permanent members as the voting members shall deem necessary or convenient. A voting member designated by RTA shall serve as chairperson of the OAC. The OAC shall be formed by the Parties within ten (10) days after this Agreement has been entered into by the Parties (or at a later date if mutually agreed by the Parties) and shall remain intact for a period coextensive with this Agreement, unless discontinued and disbanded at the mutual agreement of the Parties. The OAC will meet at such times as determined by the Parties in order to permit the Parties to consult freely with each other regarding the development of the Project Area and operations related to such development (“Project Area Operations”). The voting members of the OAC shall establish such procedures for the conduct of their meetings as they deem reasonable and necessary. If the OAC’s members should disagree with respect to any portion of the Project Area Operations, the decision of the Party representing the largest cost bearing interest attributable to such Project Area Operations (or, in the event of a deadlock, the decision of the Operator) shall be final; provided, however, that any such decision that otherwise would require consent of all or a portion of the parties under an applicable operating agreement will still require such consent. Nothing in this Section 6.4 is intended to reduce the rights accorded to the Operator and Non-Operators under an applicable operating agreement. The OAC meetings may be telephonic. In emergency situations, the Operator shall have the authority to act without the guidance or oversight of the OAC and to exercise the discretionary judgment customarily afforded operators. If the OAC delays the progress of activities while a rig is on location, stand-by time will be charged to the participating parties in the well or operation.
          (b) The OAC shall have oversight and design responsibility as to the drilling and completion of the West Douglas Well and as to any well arising out of this Agreement that is subject to an Operating Agreement entered by the Parties, including without limitation, the right to determine, and revise from time to time as the OAC determines to be necessary or desirable, the depth, casing program and other particulars of each such well; provided, however, that the Party(ies) conducting the Project Area Operations shall retain responsibility for the conduct of such Project Area Operations, the OAC being interested only in the results to be obtained thereby.
          (c) The OAC may make recommendations to the Parties concerning the development of the Project Area.
          (d) Notwithstanding anything in this Agreement to the contrary, in no event shall any Party or the representative of any Party have any liability to any other Party or Party’s representative for any act or failure to act as a voting or non-voting member of the OAC (except in the case of gross negligence or willful misconduct), each of the Parties hereby agreeing to release the other Party and its respective representatives from any and all claims or demands arising out of or related or incident to the other Party’s or its representatives’ acts or omissions as a member of the OAC.
     6.5 Construction of Post-Production Facilities. Should any Party construct or acquire a pipeline or gathering line to transport production or any other post-production facility, including, but not limited to, facilities to dehydrate, treat, process or fractionate production of oil and gas from a Contract Area (as such term may be defined in an applicable operating agreement), but regardless of whether such facility is located within such Contract Area, then such party shall offer each of the other Parties the right to participate in the construction, acquisition, operation and ownership in such post-production facilities on an actual cost basis with no Party obtaining an economic profit or advantage from any other Party. In such event, all Parties participating in post-production facilities shall be governed by the terms and conditions of a facilities agreement to be agreed upon among such Parties.
ARTICLE VII
PARTIES’ REPRESENTATIONS AND WARRANTIES
     7.1 AOGI’s Representations and Warranties. Without limitation of any other representations, warranties and covenants in this Agreement, AOGI represents and warrants to RTA that, as of the Effective Date:
          (a) AOGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
          (b) AOGI has the power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.
          (c) Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of AOGI. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law, rule or regulation by which AOGI or, to the best of AOGI’s knowledge (which term “best of AOGI’s knowledge” shall mean, wherever used in this Agreement, the actual knowledge of any officer or senior manager of AOGI), the Leases are bound.
          (d) Subject to laws and equitable principles affecting the rights of creditors generally, this Agreement is a binding obligation of AOGI enforceable according to its terms.
          (e) No suit, claim, demand, or investigation is pending or, to the best of AOGI’s knowledge, is threatened, that would impair AOGI’s title to the Leases or adversely affect their value, operation, or development. There are no bankruptcy or reorganization proceedings pending or, to the best of AOGI’s knowledge, threatened against AOGI.
          (f) To the best of AOGI’s knowledge, AOGI is not in breach of any obligation, or would be in breach with the passage of time or the giving of notice, which might adversely affect to a material extent ownership, operation or value of the Leases.
          (g) To the best of AOGI’s knowledge, there are no material agreements binding on AOGI relating to the Leases or any of the Project Area, or any wells located or to be located thereon, EXCEPT those agreements identified at Schedule II hereto.

          (h) AOGI has incurred no liability for brokers’ or finders’ fees related to the transaction contemplated by this Agreement for which RTA shall be liable.
          (i) Except as contemplated by the Operating Agreement, no portion of the Leases, or any wells thereon or anticipated to be drilled thereon, (i) has been contributed to or is currently held by a tax partnership, (ii) is subject to any form of agreement deemed by any state or federal law, rule or regulation to be or to have created a tax partnership, or (iii) otherwise constitutes “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code) of a tax partnership.
          (j) Neither AOGI nor any Person acting at AOGI’s direction has assigned away or encumbered any of AOGI’s interest in any of the Leases.
          (k) AOGI has no actual knowledge that any of RTA’s representations set forth in Section 7.3 below are untrue in any material respect.
          (l) To the best of AOGI’s knowledge, AOGI has disclosed all information that would be necessary to make the representations made by AOGI in this Section 7.1 not misleading.
     7.2 North Finn’s Representations and Warranties. Without limitation of any other representations, warranties and covenants in this Agreement, North Finn represents and warrants to RTA that, as of the Effective Date:
          (a) North Finn is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming.
          (b) North Finn has the power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement; without limitation, North Finn has obtained all necessary and required permits, licenses and qualifications (including, but not limited to, qualifications to conduct business where required by applicable state law) to act as Operator of the Project Area.
          (c) Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of North Finn. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law, rule or regulation by which North Finn or, to the best of North Finn’s knowledge (which term “best of North Finn’s knowledge” shall mean, wherever used in this Agreement, the actual knowledge of any officer or senior manager of North Finn), the Leases are bound.
          (d) Subject to laws and equitable principles affecting the rights of creditors generally, this Agreement is a binding obligation of North Finn enforceable according to its terms.

          (e) No suit, claim, demand, or investigation is pending or, to the best of North Finn’s knowledge, is threatened, that would impair North Finn’s title to the Leases or adversely affect their value, operation, or development. There are no bankruptcy or reorganization proceedings pending or, to the best of North Finn’s knowledge, threatened against North Finn.
          (f) To the best of North Finn’s knowledge, North Finn is not in breach of any obligation, or would be in breach with the passage of time or the giving of notice, which might adversely affect to a material extent ownership, operation or value of the Leases.
          (g) To the best of North Finn’s knowledge, there are no material agreements binding on North Finn relating to the Leases or any of the Project Area, or any wells located or to be located thereon, EXCEPT those agreements identified at Schedule II.
          (h) North Finn has incurred no liability for brokers’ or finders’ fees related to the transaction contemplated by this Agreement for which RTA shall be liable.
          (i) Except as contemplated by the Operating Agreement, no portion of the Leases, or any wells thereon or anticipated to be drilled thereon, (i) has been contributed to or is currently held by a tax partnership, (ii) is subject to any form of agreement deemed by any state or federal law, rule or regulation to be or to have created a tax partnership, or (iii) otherwise constitutes “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code) of a tax partnership.
          (j) Neither North Finn nor any Person acting at North Finn’s direction has assigned away or encumbered any of North Finn’s interest in any of the Leases.
          (k) North Finn has no actual knowledge that any of RTA’s representations set forth in Section 7.3 below are untrue in any material respect.
          (l) To the best of North Finn’s knowledge, North Finn has disclosed all information that would be necessary to make the representations made by North Finn in this Section 7.2 not misleading.
     7.3 RTA’s Representations and Warranties. Without limitation of any other representations, warranties and covenants in this Agreement, RTA represents and warrants to Company that, as of the Effective Date:
          (a) RTA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) RTA has the power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.
          (c) Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement have been authorized by all necessary action, corporate and otherwise, on the part of RTA. Execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate or be in conflict with any agreement, instrument, judgment, order, decree, law, rule or regulation by which RTA is bound.

          (d) Subject to laws and equitable principles generally affecting the rights of creditors, this Agreement is a binding obligation of RTA enforceable according to its terms.
          (e) RTA has incurred no liability for brokers’ or finders’ fees related to the transactions contemplated by this Agreement for which Company shall be liable.
          (f) RTA has no actual knowledge that any of Company’s representations set forth in Section 7.1 or Section 7.2 above are untrue in any material respect.
          (g) To the best of RTA’s knowledge (which term “best of RTA’s knowledge” shall mean, wherever used in this Agreement, the actual knowledge of any officer or senior manager of RTA), RTA has disclosed all information that would be necessary for RTA to disclose to make the statements and representations made by RTA not misleading.
ARTICLE VIII
COVENANTS
     8.1 Encumbrances. From the Effective Date until the delivery of each assignment anticipated under Article II hereof (or until such time as it is determined that RTA shall not earn such assignments), Company shall not sell, transfer or encumber in any way the Leases, except to the extent required under the terms of the Material Contracts.
     8.2 Well Tests. Subject to Section 2.5, in the course of drilling the West Douglas Well, RTA shall cause to be obtained formation cores and shall cause to be conducted such other tests as are customary and necessary to such operations, to allow each Party, respectively, in its discretion, to (a) calculate gas in place, (b) identify fractures, and (c) determine minimum-maximum stress orientation. All such tests, including daily drilling reports, shall be furnished to the Company. In addition, the Company will have reasonable access to the well location and drilling rig during drilling operations, provided, however, that such access shall be at the Company’s sole cost, risk and liability and, further, such access may not interfere with operations and may be denied for safety reasons.
     8.3 Unit Formation Costs; Lease Rentals. Upon RTA’s election to drill the West Douglas Well, RTA will reimburse Company for 50% of the reasonable and customary costs incurred by Company in connection with the formation of the West Douglas Unit (federal exploratory unit). Likewise, upon such election and RTA’s receipt of the assignment of Leases described at Section 2.8, RTA will reimburse Company for 50% of all Lease rentals incurred by Company from and after the Effective Date. Notwithstanding the foregoing, no such reimbursements shall be due from RTA until thirty (30) days following RTA’s receipt of an invoice from Company that provides reasonable detail of each item for which payment is due, including, but not limited to, the date Lease rentals are due (and date of payment by Company if already paid) and such other details as RTA reasonably may request to process such invoice for payment.

     8.4 Sales and Use Taxes and Recording. The Parties believe that any assignment of Oil and Gas Interests granted under this Agreement will be exempt from all transfer, sales, and use taxes. If any such assignment is not exempt, the Party receiving such assignment shall pay all applicable transfer, sales, and use taxes occasioned thereby. In addition, the Party receiving an assignment shall pay all documentary, filing, and recording fees required in connection with the filing and recording of that assignment.
     8.5 Further Assurances. Company and RTA agree to execute and deliver such instruments and take other action as may be necessary or advisable to carry out the intent and purposes of this Agreement.
     8.6 Preferential Rights; Consents. In the event any interest to be assigned pursuant to Article II of this Agreement is subject to a preferential right of purchase, consent to assignment, or any similar obligation arising under any of the Leases, the Operating Agreement or under any other agreement whatsoever, Company shall be responsible in all respects for obtaining a waiver of such applicable preferential right to purchase, obtaining the consents to assign, or fulfilling such other obligations to allow RTA to obtain and enjoy the full interests anticipated under this Agreement.
     8.7 Company Indemnity.
          (a) COMPANY SHALL INDEMNIFY, DEFEND AND HOLD RTA, its Affiliates, and its/their directors, officers, managers, partners, employees, agents and representatives HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS (as defined below) to the extent arising out of or attributable to a preferential right of purchase, consent to assignment, or similar obligation arising under any of the Leases, any Operating Agreement or under any other agreement whatsoever, BUT ONLY INSOFAR AS any assignment of interest earned by RTA pursuant to Article II of this Agreement is subject to such preferential right, consent or similar obligation at the time such interest is earned by RTA. For the avoidance of doubt, and without limitation, RTA shall have no obligation to obtain any such waivers or consents or to fulfill such other obligations; likewise, RTA shall incur no liability whatsoever in the event of the exercise of preferential rights to purchase, or if Company is unable to obtain consents to assign or fulfill similar obligations, and RTA shall be indemnified by Company in such respect as set forth above.
          (b) Further, COMPANY SHALL INDEMNIFY, DEFEND AND HOLD RTA, its Affiliates, and its/their directors, officers, managers, partners, employees, agents and representatives HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS to the extent arising out of or attributable to Company’s, or either of their, failure to obtain applicable regulatory approval of any drilling or other operations conducted in the Project Area, including, but not limited to, drilling of the Fort Union Wells and the West Douglas Well. For the avoidance of doubt, and without limitation, RTA shall have no obligation to obtain any permits or other governmental authority requisite to the conduct of any drilling or other operations in the Project Area, and RTA shall be indemnified by Company in such respect as set forth above.
          (c) As used in this Section 8.7, “Claims” shall mean all liabilities, penalties, fines, obligations, judgments, claims, governmental actions, causes of action, demands, administrative proceedings, suits and other legal proceedings, together with any fees and expenses associated therewith (including, without limitation, costs of investigation, attorney’s fees, and expert’s fees and expenses).
     8.8 WAIVER OF CONSUMER RIGHTS. EACH PARTY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE (the “ACT”), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF SUCH PARTY’S OWN SELECTION, EACH PARTY VOLUNTARILY CONSENTS TO THIS WAIVER.
IN ORDER TO EVIDENCE ITS ABILITY TO GRANT THE ABOVE WAIVER, EACH PARTY HEREBY REPRESENTS AND WARRANTS TO EACH OTHER PARTY THAT SUCH PARTY IS NOT A “CONSUMER” UNDER THE ACT. WITHOUT LIMITATION, EACH PARTY REPRESENTS AND WARRANTS THAT IT (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.
ARTICLE IX
TERMINATION
     9.1 Termination. Without limitation of Section 2.4 or Section 2.5 herein, this Agreement shall be in effect until such time as the earlier to occur of the following: (a) RTA has not timely commenced the actual drilling of the West Douglas Well pursuant to Section 2.6, (b) this Agreement is terminated pursuant to Section 9.2 below, (c) RTA has assigned all of its Oil and Gas Interests earned under this Agreement to a Third Party, or (d) the Parties mutually agree in writing to terminate this Agreement.
     9.2 Insolvency. Upon written notice from a terminating Party to the other Party, the terminating Party, may, without prejudice to any of its legal, equitable or other rights, immediately terminate this Agreement if the other Party (or, as to Company, either of AOGI or North Finn) becomes insolvent, makes a general assignment for the benefit of its creditors, applies for or consents to the appointment of a receiver, trustee or liquidation of all or substantially all of its assets, has an involuntary petition in bankruptcy filed against it which is not dismissed within forty-five (45) days or fails to pay its debts and obligations as they become due, or if such terminating Party reasonably believes that any of the above events is likely to occur.
     9.3 Effect of Termination. No termination of this Agreement shall affect the rights or obligations of RTA with respect to any rights in Oil and Gas Interests earned prior to the date of such termination.

ARTICLE X
CONFIDENTIALITY
     10.1 Confidential Information. A Party shall not disclose to any Person information concerning the content of this Agreement and any information of the other Party or the other Party’s business and affairs that is disclosed or otherwise acquired in consequence of this Agreement (“Confidential Information”), provided that a Party may disclose Confidential Information if:
          (a) such disclosure is to
(i)	a Party’s, or its Affiliate’s, officers, managers, agents, employees or legal, technical or financial consultants,
(ii)	a lender, a potential lender, an investor or a potential investor in a Party, or
(iii)	a prospective purchaser of all or a portion of a Party’s interest in the Project Area, who have a bona fide need to know the same for the purposes of or as contemplated by this Agreement and who agree to keep the same confidential in accordance with the terms of this Agreement;
          (b) such disclosure is required to comply with any applicable law or order, provided that the Party must first notify and consult with the other Party before making any such disclosure;
          (c) the other Party has given its prior written consent to the disclosure;
          (d) such disclosure is required for the purposes of a Party lawfully exercising its rights pursuant to this Agreement;
          (e) such disclosure was at the time of disclosure already in the lawful possession of the Party; or
          (f) such disclosure is lawfully in the public domain.
The Parties recognize that the full text of this Agreement and the Operating Agreement will be filed with the Securities and Exchange Commission and, to the extent required by applicable regulation, made publicly available by AOGI in connection with its reporting obligations under the Securities Exchange Act. Subject to the foregoing, unless otherwise mutually agreed, and except as required by law, the contents of this Agreement, and the Operating Agreement and their respective subject matter will be Confidential Information.
     10.2 Use of Confidential Information. A Party:
          (a) may use the Confidential Information only for the purposes of or as contemplated by this Agreement and not for any other purpose EXCEPT for a purpose that involves or reasonably may be expected to benefit all Parties; and
          (b) must not make use of the Confidential Information to the commercial, financial, or competitive disadvantage of the Party that provided the Confidential Information.

     10.3 Publicity. No public announcement with regard to this Agreement, or any related matter, shall be made without the consent of all Parties, which consent shall not be unreasonably withheld; provided, however, that a Party may make a public announcement without the consent of all Parties when it believes in good faith that it is legally obligated to do so. In any event, the Party that wishes to make the public announcement must first provide an advance copy of such announcement to all Parties, who shall be provided a reasonable time to provide comment thereto prior to the release of such announcement to the public. As used in the previous sentence, “a reasonable time” shall be no less than three (3) Business Days, unless the announcing Party is legally obligated to make such announcement sooner, in which case the other Parties shall be allowed a reasonable time under the circumstances.
ARTICLE XI
MISCELLANEOUS
     11.1 Notices. All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail (return receipt requested), postage prepaid, or if delivered by facsimile transmission, if directed to the Parties as follows:

To RTA:	Red Technology Alliance, LLC
2101 CityWest Blvd., Building 2
P.O. Box 42806 (77242-2806)
Houston, TX 77042-2827
Phone: (713) 839-4689
Fax: (713) 839-4618
Attn: Jim Buckingham

To AOGI:	American Oil & Gas, Inc.
1050 17th St., Suite 2400
Denver, CO 80265
Phone: (303) 991-0173
Fax: (303) 595-0709
Attn: Patrick D. O’Brien

To North Finn	: North Finn, LLC
950 Stafford
Casper, WY 82609
Phone: (307) 237-7854
Fax: (307) 237-7628
Attn: Wayne P. Neumiller
     Any Party may give written notice of a change in the address or individual to which delivery shall be made.

     11.2 Force Majeure. The force majeure provisions contained in the attached form of Operating Agreement, at Article XI. therein, shall apply to this Agreement and are incorporated herein by reference for all purposes.
     11.3 Expenses. All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred them.
     11.4 Amendment. The provisions of this Agreement may be altered, amended or waived only by a written agreement executed by all Parties. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.
     11.5 Assignment. Except as expressly set forth in this Agreement, for a period of five (5) years from and after the Effective Date, no Party may assign any portion of its rights or interests in the Leases, or assign or delegate all or any portion of its rights and duties under this Agreement, without the other Parties’ prior written consent, which consent shall not be unreasonably withheld; provided, however, consent of the other Parties shall not be required (a) if the assignment or delegation is made to an Affiliate, (b) if the assignment is part of a transaction involving the sale of all of the assets of a Party, (c) in the instance of a merger (regardless of whether the affected Party is the surviving entity under such merger), or (d) if the assignment or delegation is from North Finn to AOGI. Upon expiration of such five-year period, the Parties may assign their respective interests to Third Parties following thirty (30) days advance written notice to the other Parties. Without limitation of the foregoing, no rights or duties under this Agreement shall be assigned except in connection with the assignment of all or a portion of the Party’s interest in the Project Area, and only insofar as this Agreement concerns the portion assigned. Any such assignment shall bind the assignee only to the extent of the specifically assigned interest, and not as to any other Oil and Gas Interests that the assignee may then own or thereafter acquire. Any consent to assign required under this section shall be requested in writing and the Parties to whom such request is directed shall have ten (10) Business Days to respond in writing to such request; provided, however, if a Party fails to respond to such request within such time period, then such Party shall be deemed to have provided its consent to the requested assignment. Any written response of non-consent by a Party shall include the reason(s) such Party is denying its consent. If the Party requesting consent believes the denying Party is unreasonably withholding its consent, then such dispute shall be submitted to binding arbitration in accordance with Section 11.8 hereof. The restrictions on assignment set forth in this Section 11.5 shall not apply to assignments of Oil and Gas Interests in the AMI made by an acquiring Party to a Third Party where the non-acquiring Party elected (or deemed elected) not to receive an assignment of such acquired Oil and Gas Interests, as set forth in Section 3.3 hereof.
     11.6 Survival. All representations made by AOGI in Section 7.1, by North Finn in Section 7.2 and by RTA in Section 7.3 and all covenants, obligations, and indemnities of the Parties, respectively, under this Agreement that are performable after delivery of assignments of Oil and Gas Interests in the Project Area shall survive such delivery.
     11.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same agreement.

     11.8 Disputes. If any of RTA, AOGI or North Finn defaults in its obligations under this Agreement, or if a dispute arises under the terms of this Agreement, the matter shall be submitted to binding arbitration in Denver, Colorado, before a three arbitrator panel (with one (1) arbitrator being chosen by RTA and one (1) arbitrator being chosen by Company, and the third arbitrator being chosen by the other two arbitrators). All arbitrators shall have experience in the oil and gas industry. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect. Any Party shall be entitled to entry of a judgment by a court of competent jurisdiction upon the award of the arbitrators.
     11.9 Governing Law. Without regard to principles of conflicts of law, this Agreement, and the transactions contemplated herein, shall be construed and enforced in accordance with and governed by the laws of the State of Texas, EXCEPT that to the extent the laws of the State of Wyoming necessarily govern with respect to procedural and substantive matters relating to the creation and enforcement of rights in real property, including, but not limited to, recordation of assignments of interests in real property, the law of the State of Wyoming shall control in that regard.
     11.10 Entire Agreement. This Agreement is the entire understanding between the Parties concerning the subject matter of this Agreement. This Agreement supersedes all negotiations, discussions, representations, prior agreements and understandings, whether oral or written, concerning the subject matter of this Agreement, including, without limitation, that certain letter of intent dated March 23, 2007, and all letters or expressions of intent between the Parties.
     11.11 Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the Parties and, except where prohibited, their successors, legal representatives and assigns. Unless expressly stated to the contrary, no other person is intended to have any benefits, rights or remedies under this Agreement.
     11.12 Severance. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.
     11.13 LIMITATIONS OF REMEDIES. NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES ARISING FROM OR IN CONNECTION WITH PERFORMANCE OF THIS AGREEMENT. SAVE IN THE EVENT OF FRAUD, NO RIGHT OF RESCISSION SHALL BE AVAILABLE TO ANY PARTY BY REASON OF ANY PROVISION OF THIS AGREEMENT OR OF ANY BREACH THEREOF. THE PARTIES INTEND THAT THE LIMITATIONS UNDER THIS SECTION 11.13 IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OR STRICT LIABILITY OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.
     As evidence of the agreement set forth herein, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

Red Technology Alliance, LLC
By:
Its:

American Oil & Gas, Inc.
By:
Its:

North Finn, LLC
By:
Its: